Exhibit 2.1
CONTRIBUTION AGREEMENT
(Addison Corporate Center)
THIS CONTRIBUTION AGREEMENT (the “Agreement”) is dated as of the 8th day of June, 2020 (the “Effective Date”), by and among MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership (“MacKenzie OP”), MacKenzie Realty Capital, Inc., a Maryland corporation (“MacKenzie REIT”), each of the Persons named on Exhibit A attached hereto (each a “Contributor” and together, the “Contributors”), and Virtua Partners LLC, an Arizona limited liability company (the “Contributor Representative”).
RECITALS
WHEREAS, except to the extent of certain limited liability company interests owned by MacKenzie REIT (as described below), the Contributors collectively currently beneficially and legally (whether directly or indirectly) own 100% of the equity interests (“Contributed Interests”) in Addison Property Owner, LLC, a Delaware limited liability company (the “Property Owner”);
WHEREAS, the Property Owner owns and operates the real property and the improvements located thereon described on Exhibit B attached hereto (the “Land”);
WHEREAS, Addison Member currently legally owns 100% of the limited liability company interests in the Property Owner; Addison Holdings currently legally owns certain limited liability company interests in Addison Member; Addison NC currently legally owns 100% of the class A equity membership in Addison Holdings; and Addison Corporate currently legally owns 100% of the class B equity membership in Addison Holdings.  The foregoing Contributors desire to contribute (or otherwise cause the contribution of) all of the Contributed Interests to MacKenzie OP (or its designee) in exchange for Class A common units of limited partnership interest in MacKenzie OP (the “Class A OP Units”) pursuant to the terms and conditions set forth herein; and
WHEREAS, MacKenzie REIT currently legally owns certain limited liability company interests in Addison Member and Addison NC (“MacKenzie REIT Interests”), which gives MacKenzie REIT an indirect ownership interest in the Property Owner and in connection with the Closing of this Agreement, MacKenzie REIT intends to contribute such MacKenzie REIT Interests to MacKenzie OP in order to allow MacKenzie OP (or its designee), simultaneously with the Closing of the transactions contemplated by this Agreement, to own 100% of the equity interests in the Property Owner.
NOW, THEREFORE, in consideration of mutual promises and other good and valuable consideration, the receipt and sufficiency which are hereby mutually acknowledged, the parties hereto agree as follows:
Article 1
Definitions
1.1. Definitions.  The following terms as used in this Agreement shall have the meanings attributed to them as set forth below unless the context clearly requires another meaning.  Other capitalized terms used herein shall, unless the context otherwise requires, have the meanings assigned such terms herein.
“Accredited Investor Questionnaire” means an Accredited Investor Questionnaire in the form attached as Exhibit G hereto.
“Action” means any claim, suit, litigation, labor dispute, arbitration, investigation or other action or proceeding.
“Addison Member” means Addison Property Member, LLC, a Delaware limited liability company.
“Addison Holdings” means Addison Holdings, LLC, an Arizona limited liability company.
“Addison NC” means Addison NC, LLC, an Arizona limited liability company.
“Addison Corporate” means Addison Corporate Center, LLC, an Arizona limited liability company.
“Affiliate” means, with respect to any Person, any other Person that (a) directly, or indirectly through one or more intermediaries, owns, Controls, is Controlled by or is under common Control with a specified Person or (b) is a family member of a specified Person.
“Agreement” has the meaning set forth in the Introductory Paragraph hereof.
“Anti‑Terrorism Laws” has the meaning set forth in Section 4.1(i).
“Appurtenances” means any and all rights, licenses, privileges and easements appurtenant to the Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land relating to such Property, as well as all currently existing and future development rights, land use entitlements and rights in off‑site facilities and amenities servicing the Land or the Improvements relating to such Property, including, without limitation, Licenses, utility commitments, air rights, water, water rights, riparian rights and water stock relating to the Land relating to such Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of the Property Owner’s right, title and interest in and to all roads, easements, rights of way, strips or gores and alleys adjoining or servicing the Land relating to such Property.
“Authority” means a governmental body or agency having jurisdiction over each Contributor, Property Owner, MacKenzie OP, MacKenzie REIT or the Property.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Charter” means the Articles of Amendment and Restatement of MacKenzie REIT, as amended or amended and restated from time to time.
“Class A OP Units” has the meaning set forth in the Recitals.
“Closing” and “Closing Date” have the meanings set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission.
“Confidential Information” has the meaning set forth in Section 9.13(a).
“Contracts” means, subject to the terms of this definition below, all contracts, undertakings, commitments, agreements, obligations, guarantees and warranties relating to the Property, (i) to which any Contributor or Property Owner (or any of their respective agents) is a party or (ii) by which any Contributor, the Property Owner and/or the Property is bound.  “Contracts” includes, without limitation, utility contracts, management contracts, construction contracts, maintenance and service contracts, parking contracts, employment contracts, equipment leases and brokerage and leasing agreements, but excludes the documents evidencing the Existing Mortgage Debt.
“Contributed Interests” has the meaning set forth in the Recitals.
“Contributed Interest Assignment” has the meaning set forth in Section 3.2(a)(i).
“Contributors” has the meaning set forth in the Introductory Paragraph hereof.
“Contributor Indemnified Parties” means each Contributor and their respective subsidiaries, Affiliates, officers, managers, members, employees, lenders, representatives and agents.
“Contributor Representative” has the meaning set forth in Section 2.4.
“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
“Current Insurance Policies” means all insurance related to the Property in effect on the Effective Date and otherwise consistent with prudent insurance maintenance practices on property of the type and in the geographical area of the Property.
“Debt” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and convertible debt) but not including trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person under leases which have been or are required to be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any Lien on any property or asset owned by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non‑recourse to the credit of such Person, and (viii) all guarantees by such Person of the Debt of any other Person, except indebtedness, in each instance, for trade payables and other customary and ordinary expenses in the ordinary course of business.
“Effective Date” has the meaning set forth in the Introductory Paragraph hereof.
“Environmental Laws” has the meaning set forth in Section 4.1(h)(iii).
“Existing Lender” means, individually and collectively, the current lender(s) under the Existing Loans.
“Existing Loans” has the meaning set forth in Section 4.1(m).
“Existing Mortgage Debt” has the meaning set forth in Section 4.1(m).
“Financial Statements” has the meaning set forth in Section 4.1(j).
“Fundamental Representations” means each of the representations and warranties set forth in Section 4.1(a), Section 4.1(b), the first and second sentences of Section 4.1(c), Section 4.1(r), Section 4.1(s), Section 4.1(t), Section 4.1(u), Section 4.1(v), Section 4.1(w), Section 4.1(x), Section 4.1(y), Section 4.1(z), Section 4.1(aa) and Section 4.1(dd).
“GAAP” means accounting principles generally accepted in the United States.
“Governmental List” has the meaning set forth in Section 4.1(i).
“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including, without limitation, harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity,” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum-fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) any urea formaldehyde foam insulation; (viii) any electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) any pesticides; (x) any radon gas; and (xi) any other chemical, material or substance designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Improvements” means any buildings and other improvements and appurtenances of every kind and description, including footings and foundations, and any building machinery, equipment and fixtures affixed to and forming a part of the buildings and structures, now or hereafter erected, constructed, or placed upon the Land, but excluding personal property owned or leased by any occupant under any lease.
“Indemnitee” has the meaning set forth in Section 7.3(a).
“Indemnitor” has the meaning set forth in Section 7.3(a).
“Insurance Certificates” has the meaning set forth in Section 4.1(cc).
“Intangibles” means all intangible property owned and in possession of each Contributor or the Property Owner in connection with the ownership, use, operation or development of the Property, including, without limitation: (i) the Contracts and (ii) all Other Rights.
“Land” has the meaning set forth in the Recitals.
“Law” or “Laws” has the meaning set forth in Section 4.1(d).
“Licenses” has the meaning set forth in Section 4.1(d).
“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any obligations under capital leases having substantially the same economic effect as any of the foregoing.
“Loss” or “Losses” means any and all direct claims, losses, damages, costs, liabilities, fines, penalties, deficiencies, diminution of value, causes of action and expenses, including, without limitation, attorney’s fees and disbursements, and exclusive of all contingent or consequential items.
“MacKenzie OP” has the meaning set forth in the Introductory Paragraph hereof.
“MacKenzie Indemnified Parties” means MacKenzie OP, MacKenzie REIT and their respective subsidiaries, Affiliates, officers, managers, managing directors, members, employees, lenders, representatives and agents.
“MacKenzie OP LP Agreement” means that certain Agreement of Limited Partnership of MacKenzie Realty Operating Partnership, LP dated as of May 28, 2020, as amended or amended and restated from time to time.
“MacKenzie REIT” means MacKenzie Realty Capital, Inc., a Maryland corporation and the general partner of MacKenzie OP.
“MacKenzie REIT Interests” has the meaning set forth in the Recitals.
“Notice” has the meaning set forth in Section 7.2(a).
“Organizational Documents” means, with respect to each Contributor (if a legal entity) and the Property Owner, collectively: (i) the certificate or articles of organization/incorporation for each such Person, (ii) the operating agreement, partnership agreement or bylaws for each such Person, and (iii) any certificate of qualification or foreign entity registration for each such Person (together with all supplements, amendments, modifications, consents and waivers related to any of the foregoing).
“Other Rights” means any Licenses, warranties, guaranties, telephone and telecopy numbers, e-mail addresses, websites, trade names trademarks, and all other rights relating to the ownership, use, operation or development of the Property to the extent transferable.
“Other Secured Debt” has the meaning set forth in Section 4.1(m).
“Other Unsecured Debt” has the meaning set forth in Section 4.1(m).
“Permitted Exceptions” means, with respect to the Property, those exceptions to title to the Property and those encumbrances on the Personal Property existing as of the Effective Date as set forth on the title reports obtained by MacKenzie OP and/or set forth on Exhibit C attached hereto, matters of record and all other matters which would be disclosed by accurate surveys and inspections of the Property, zoning laws which are not violated by the use of the Improvements on the Land, the liens of real estate taxes and assessments for 2019 and subsequent years; and all rights of tenants, as tenants only under any leases, to use or space at the Property, without any rights of first refusal, options to purchase, or similar rights.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Personal Property” means all tangible personal property owned by each Contributor and/or the Property Owner located at or in or used in connection with the Property as of Effective Date or the Closing Date.
“Phase I Assessment” has the meaning set forth in Section 5.2.
“Prohibited Person” has the meaning set forth in Section 4.1(i).
“Property” means, individually and collectively, all Real Property, Personal Property and Intangibles.  All references in this Agreement to the Property shall be deemed to refer to all or any portion of the Property.
“Property Owner” has the meaning set forth in the Recitals.
“Real Property” shall mean the Land, together with all Appurtenances thereto and Improvements thereon.
“REIT Share” means a common share of MacKenzie REIT or any successor thereof.
“Related Agreements” means, collectively, all documents to be executed and delivered in connection with this Agreement, including, without limitation, (i) the MacKenzie OP LP Agreement (and any amendments thereto) and (ii) any other documents referred to in Article 3.
“Representatives” has the meaning set forth in Section 8.13(b).
“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time, and any applicable rules and regulations promulgated thereunder.  Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future law.
“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the Voting Interests or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person.
“Survey” has the meaning set forth in Section 5.2.
“Taxes” has the meaning set forth in Section 4.1(k).
“Title Company” means Landmark Title Assurance Agency of Arizona, LLC and licensed in the State of Arizona.
“Title Policy” has the meaning set forth in Section 5.2.
“Treasury Regulation” means the U.S. Treasury regulations promulgated under the Code.
“Violations” shall mean any written notices of violation of law, code, statute, regulation, rule or municipal ordinances, orders or requirements that have been issued or levied against Contributor or the Property from any federal, state or municipal department having jurisdiction over the Property, and which have not been cured or otherwise released.
“Voting Interests” means, with respect to any Person, ownership interests, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
1.2. Rules of Application.  The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein,” “hereof,” “hereunder” and similar terms shall refer to this Agreement, unless the context otherwise requires.
Article 2
Contribution of Contributed Interest
2.1. Contributions.  Each Contributors agrees to contribute and otherwise cause Addison Member to transfer the Contributed Interests to MacKenzie OP (or its designee) on the Closing Date free and clear of all Liens (other than Permitted Exceptions), subject to the terms and conditions of this Agreement.  In consideration of such contribution and transfer, subject to the terms of this Agreement, at the Closing MacKenzie OP shall accept the Contributed Interests in exchange for issuing 516,144 Class A OP Units (the “Unit Consideration” or the “Consideration”) to Addison Member. The Consideration will be distributed by Addison Member to Addison Holdings.  Addison Holdings thereafter will distribute or transfer the Unit Consideration to Addison NC, Addison Corporate, and pursuant to Section 5.3 of this Agreement, to certain lenders of Addison Holdings.
2.2. Closing Date.  Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by the Contributor Representative and MacKenzie OP, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the closing of the loan modification transaction between the lender of the Existing Mortgage Debt and Property Owner which will extend the Existing Mortgage Debt by another year (the “Closing Date”).
2.3. Grant of Power of Attorney to MacKenzie REIT.  By executing this Agreement, Addison Corporate (for itself and its successors and/or assigns), effective upon Closing, hereby irrevocably constitutes and appoints MacKenzie REIT, as general partner of MacKenzie OP (or a substitute appointed by MacKenzie REIT), as his, her or its attorney-in-fact, proxy and agent with full power of substitution to execute and deliver on Addison Corporate’s behalf and in Addison Corporate’s name, the MacKenzie OP LP Agreement, admitting Addison Corporate as a limited partner of MacKenzie OP.  Addison Corporate (for itself and its successors and/or assigns) hereby grants to each attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof.  Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of Addison Corporate.
2.4. Grant of Power of Attorney to Contributor Representative.  By executing this Agreement, each Contributor hereby irrevocably constitutes and appoints the Contributor Representative (or a substitute appointed by the Contributor Representative) as his, her or its attorney-in-fact, proxy and agent with full power of substitution to approve or take any and all actions as may be deemed by the Contributor Representative necessary or desirable to effectuate the transactions contemplated in this Agreement or the Related Agreements, including to negotiate and agree on any changes to the forms of the Related Agreements, to execute and deliver on each Contributor’s behalf and in each Contributor’s name each of the Related Agreements (other than, for purposes of this Section 2.4, the MacKenzie OP LP Agreement, and any amendments thereto), as applicable, and to execute such agreements or other documents, and enter into any further agreements or other documents, on behalf of each Contributor and in each Contributor’s name.  Each Contributor hereby grants to such attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof.  Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of such Contributor.
2.5. Tax Treatment.  For U.S. federal income tax purposes, the parties hereto intend to treat Mackenzie OP as a continuation of Addison Property Member, LLC for Federal income tax purposes and, to the extent a Contributor receives Class A OP Units in exchange for the Contributed Interests shall be treated as the continuation in the ownership of the Contributed Interests.  Each Contributor and Mackenzie OP hereby agree to the U.S. federal income tax treatment described in this Section 2.5, and neither such Contributor nor Mackenzie OP shall maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith unless otherwise required by law.  The parties acknowledge that the contribution of the Property to Mackenzie OP pursuant to this Agreement has the effect of transferring the Property to Mackenzie OP subject to the Existing Mortgage Debt.
2.6. Withholding.  MacKenzie OP shall be entitled to deduct and withhold from any portion of the consideration paid to each Contributor such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign tax law.  To the extent that amounts are withheld by MacKenzie OP, such amounts shall be treated for all purposes of this Agreement as having been paid to such Contributor in respect of which such deduction and withholding was made by MacKenzie OP.
Article 3
Covenants and Conditions to and MacKenzie OP and MacKenzie REIT’s Obligations
3.1. Covenants and Conditions to MacKenzie OP and MacKenzie REIT’s Obligations.  The obligation of MacKenzie OP and MacKenzie REIT to consummate the transactions contemplated hereunder shall be subject to the satisfaction or waiver by MacKenzie OP and MacKenzie REIT of each of the conditions set forth below and the performance by each Contributor of such Contributor’s obligations set forth below and elsewhere in this Agreement.
(a)
Accuracy of Representations and Warranties.  The representations and warranties of each Contributor contained herein shall be true and correct as of the Effective Date and the Closing Date (except to the extent that any such representation or warranty speaks as of a specific date, in which case only as of such specific date) in all material respects; provided, however, if any such representation or warranty shall be qualified as to “materiality,” such qualified representation and warranty shall be true and correct in all respects.

(b)	Contributor Deliveries. On the Closing Date, each Contributor and the Contributor Representative shall have executed (as applicable) and delivered the items set forth in Section 3.2.
(c)
Absence of Litigation.  No Action shall be pending or threatened against each Contributor, the Property Owner or the Property which (i) questions or could reasonably be expected to question the validity or legality of the transactions contemplated by this Agreement or the Related Agreements, or (ii) affects or could reasonably be expected to affect the operation of the Property in any material manner.

(d)	No Default. Each Contributor shall have fully complied with all of its obligations hereunder.
(e)
Loan Prepayment.  (i) The Existing Loans, if any, other than the Existing Mortgage Debt, shall have been absolved in accord with Section 5.3, together with any penalties, costs, fees and/or expenses associated with such repayment by the Property Owner, and (ii) the Existing Lender of the Existing Mortgage Debt shall have approved or otherwise consented in writing to the transactions contemplated by this Agreement and the Related Agreements, and such Existing Lender shall have confirmed in writing that it is not aware of any default, or any event which with the giving of notice or passage of time or both could give rise to a default, by the Property Owner under any of the documents relating to the Existing Mortgage Debt, and any penalties, costs, fees and/or expenses related to obtaining such consents have been paid in full by all Contributors or the Property Owner.

(f)
Concurrent Contributions.  Other Persons, if any, who own direct or indirect equity interests in the Property Owner (including, but not limited to, the class A members of Addison NC and Addison Corporate) shall be prepared, simultaneously with the Closing, to contribute such equity interests to MacKenzie OP (or its designee) in order to allow MacKenzie OP (or its designee), upon completion of such other contribution transactions, to own 100% of the equity interests in the Property Owner (after taking into account MacKenzie REIT’s contribution of the MacKenzie REIT Interests to MacKenzie OP pursuant to Section 3.4(d)).

(g)
Title Policies.  On and as of the Closing Date, the Title Company shall be irrevocably committed to issue (at MacKenzie OP’s election) to either (i) the Property Owner one or more Title Policies, or (ii) to MacKenzie OP (or its designee) one or more non-imputation endorsements to any existing Title Policy or Title Policies, in either case, insuring fee title to each facility comprising the Property subject only to the Permitted Exceptions and in a form and an amount acceptable to MacKenzie OP, in its sole discretion.

3.2. Delivery of Contributor Documents.
(a)
Contributor Documents. At the Closing (or such earlier date as may be specified below), each Contributor shall execute and/or deliver, or cause to be delivered by the Contributor Representative, to MacKenzie OP and MacKenzie REIT (or its designee) the following:

(i) Contributed Interest Assignments.  An assignment of the Contributed Interests in the form attached to this Agreement as Exhibit D that shall transfer ownership of the Contributed Interests of Addison Member to MacKenzie OP (the “Contributed Interest Assignment”);
(ii) FIRPTA and Related Certificate(s).  A written statement from each Contributor (or, as applicable, its sole owner, for U.S. federal income tax purposes), dated as of the Closing Date, in the form attached hereto as Exhibit E-1 and reasonably acceptable to MacKenzie OP, certifying that such Person (or, as applicable, its sole owner, for U.S. federal income tax purposes) is not a “foreign person” as defined in Treasury Regulations Section 1.1445-2(b)(2), and a certification in the form of Exhibit E-2 confirming such Contributor is not subject to back-up withholding;
(iii) Authority.  Such resolutions, consents or other evidence, satisfactory to MacKenzie OP and MacKenzie REIT, of each Contributor’s authority to (i) execute and deliver the Contributed Interest Assignment, (ii) execute and deliver this Agreement and all Related Agreements, and (iii) consummate the transactions contemplated hereby and thereby, and perform its obligations hereunder and thereunder;
(iv) Transfer Tax Forms.  Such transfer tax, gains or similar forms required to be executed by each Contributor in accordance with applicable law; and
(v) Other Documents.  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which are otherwise required or contemplated by this Agreement.
(b)
Contributor Representative Documents.  At the Closing (or such earlier date as may be specified below), the Contributor Representative (on behalf of all of the Contributors) shall deliver to MacKenzie OP and MacKenzie REIT (or its designee) the following:

(i) Termination of Affiliate Contracts.  Evidence of termination of all Contracts between the Property Owner and any Affiliates of each Contributor relating to the Property (except for those specific Contracts between the Property Owner and an Affiliate identified on Schedule 4.1(e) hereto, which agreements will remain in full force and effect);
(ii) Good Standing Certificates.  Good standing certificates for the Property Owner issued by the state where the Property Owner is organized and each state where the Property Owner is authorized to conduct business as a foreign entity, including, without limitation, the state where the Property is located, each dated no earlier than fifteen (15) days prior to the Closing Date;
(iii) Tax Bills; Tax Returns.  Copies of the annual tax bills for the Property, and copies of the annual U.S. federal and state tax returns for the Property Owner, in each case, for the three most recent calendar years;
(iv) Transfer Tax Forms.  Such transfer tax, gains or similar forms required to be executed by the Property Owner in accordance with applicable law; and
(v) Other Documents.  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which are otherwise required or contemplated by this Agreement.
3.3. Conditions to the Obligations of the Contributor.  The obligation of each Contributor to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by such Contributor, on or before the Closing Date, of each of the conditions set forth below.
(a)
Accuracy of Representations and Warranties.  The representations and warranties of each of MacKenzie OP and MacKenzie REIT contained herein shall be true and correct as of the Effective Date and the Closing Date (except to the extent that any such representation or warranty speaks as of a specific date, in which case only as of such specific date) in all material respects; provided, however, if any such representation or warranty shall be qualified as to “materiality,” such qualified representation and warranty shall be true and correct in all respects.

(b)
Absence of Litigation.  No Action shall be pending or threatened against each of MacKenzie OP and MacKenzie REIT that questions or could reasonably be expected to question the validity or legality of the transactions contemplated under this Agreement or the Related Agreements.

(c)
MacKenzie OP and MacKenzie REIT Deliveries.  On the Closing Date, each of MacKenzie OP and MacKenzie REIT (or their designee) shall have executed (as applicable) and delivered the items set forth in Section 3.4.

(d)	No Default. MacKenzie OP and MacKenzie REIT shall each have fully complied with all of its obligations hereunder.
3.4. Delivery of MacKenzie OP and MacKenzie REIT Documents.  At the Closing, each of MacKenzie OP and MacKenzie REIT (or their designee) shall execute, satisfy and/or deliver to the Contributor, as applicable, the following:
(a)	Contributed Interest Assignments. Counterparts to the Contributed Interest Assignments duly executed by an authorized person of MacKenzie OP (or its designee);
(b)	Consideration. MacKenzie OP shall have issued the Unit Consideration required to be issued to each Contributor, in accordance with the terms and conditions hereof;
(c)	Guaranty. MacKenzie REIT shall have delivered to the Existing Lender of the Existing Mortgage Debt, the Guaranty of the Existing Mortgage Debt in the form of Exhibit I attached hereto;
(d)	Transfer of Interests. MacKenzie OP and MacKenzie REIT shall have entered into an agreement for the contribution of the MacKenzie REIT Interests in Property Owner to MacKenzie OP; and
(e)	Transfer Tax Forms. Such transfer tax or similar forms required to be executed by MacKenzie OP (or its designee) in accordance with applicable law.
Article 4
Representations and Warranties
4.1. Representations and Warranties of the Contributors.  Each Contributor hereby represents and warrants to MacKenzie OP and MacKenzie REIT as of the Effective Date (unless expressly set forth herein to the contrary), and as of the Closing Date, the following, to the extent such representation and warranty relates to such Contributor, and all Contributors hereby represent and warrant to MacKenzie OP and MacKenzie REIT as of the Effective Date unless expressly set forth herein to the contrary), and as of the Closing Date, the following, to the extent such representation and warranty relates to the Property Owner or the Property:
(a)
Existence and Power.  Such Contributor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Such Contributor has all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by such Contributor, and to enter into and deliver and to perform its obligations hereunder and under all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by such Contributor.

(b)
Property Owner Status/Organizational Documents.  The Property Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Property Owner has the power and authority to own and operate, whether directly or indirectly, the Property and its assets and to carry on its business as now being conducted.  The Property Owner is duly qualified to do business and is in good standing in the Connecticut.  The Contributor Representative has delivered or made available to MacKenzie OP and MacKenzie REIT true, correct and complete copies of the Organizational Documents for the Property Owner.  The Organizational Documents for the Property Owner are in full force and effect and are enforceable in accordance with their respective terms.  Such Contributor is not in default of, nor has any event occurred or failed to occur which with the passage of time or the giving of notice would constitute a default by such Contributor under any of the Organizational Documents of the Property Owner.

(c)
Authorization; No Contravention.  The execution and delivery of this Agreement and the Related Agreements by such Contributor and the performance of his, her or its obligations under all of the foregoing have been duly authorized by all requisite organizational action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date.  This Agreement and the Related Agreements executed by such Contributor constitute the valid, legal and binding obligations of such Contributor, each enforceable against such Contributor in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.  The execution and delivery of this Agreement or the Related Agreements and the consummation of the transactions contemplated herein and therein will not conflict with, or result in any violation or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, or result in the creation of any Lien upon such Contributor’s Contributed Interests, the Property or the other assets of the Property Owner under: (i) any agreement, judgment, statute, law, ordinance, rule, regulation, order or decree to which such Contributor and/or the Property Owner is a party or by which such Person is bound or to which any of such Person’s assets are subject; (ii) the Organizational Documents of such Contributor (if such Contributor is an entity) or the Property Owner; or (iii) any Law applicable to such Contributor, or the Property Owner.  Except as set forth on Schedule 4.1(c) attached hereto, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, shareholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for such Contributor to execute and deliver this Agreement or the Related Agreements and consummate the transactions contemplated herein and therein.

(d)
Compliance with Law; Licenses and Permits.  Neither such Contributor nor the Property Owner have received written notice that (i) all or any portion of the Property materially violates any law, rule, regulation, ordinance, code or interpretation of any Authority (collectively, “Laws”) (including, without limitation, those relating to zoning and the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq.)), or any requirement of any insurer or board of fire underwriters or similar entity that remain uncured in whole or in part, or (ii) the Property is otherwise not in material compliance with applicable Laws.  To such Contributor’s knowledge, the Property Owner has conducted its businesses in compliance with applicable Laws in all material respects.  Neither such Contributor nor the Property Owner has received written notice that the Property lacks any license, permit, approval, certificate or variance from any Authorities having jurisdiction over the Property (collectively, the “Licenses”) or otherwise has any knowledge of any violation, revocation or modification of any of the Licenses or threatening such action with respect to such Licenses.

(e)
Contracts.  Schedule 4.1(e) attached hereto identifies all of the documents (including any amendments or modifications) evidencing each of the Contracts affecting the Property or the leasing, operation, repair or maintenance thereof, entered into by the Property Owner or any of its agents which, to such Contributor’s knowledge, are presently in force and (i) pursuant to which the Property Owner has or will incur an obligation in excess of $40,000, and/or (ii) which have a term exceeding one (1) year and are not cancelable on 30-days’ or less notice without cause and without payment of a fee or penalty.  True, complete and correct copies of all of such Contracts have been provided by the Contributor Representative to MacKenzie OP and MacKenzie REIT.  Each such Contract is in full force and effect and no breach or default by each Contributor or the Property Owner or, to such Contributor’s knowledge, by the counterparty thereunder, has occurred under any Contract.  Neither such Contributor nor the Property Owner has given or received written notice of any default under such Contracts, and to such Contributor’s knowledge there is no default or any fact or circumstance which, with the passage of time and/or the giving of notice, would constitute a material default under any of such Contracts or would give rise to a right of termination or additional liability thereunder.

(f)
Litigation.  There is no litigation or Action pending with respect to such Contributor, the Property Owner and/or the Property and no Actions or proceedings pending to which either such Contributor or the Property Owner is a party, before any court or administrative agency, and to such Contributor’s and the Contributor Representative’s knowledge, no such Actions or proceedings have been threatened.

(g)
Proceedings/Special Assessments.  Neither such Contributor nor the Property Owner has received written notice of any condemnation, zoning, environmental or other land use regulations proceedings either instituted or planned to be instituted that would affect the Property.  Neither such Contributor nor the Property Owner has received written notice of any special assessments filed or pending or, to such Contributor’s knowledge, proposed against the Property or any other thereof.

(h)	Hazardous Materials.
(i) To such Contributor’s knowledge, the reports listed on Schedule 4.1(h) attached hereto are all of the reports in the possession or control of such Contributor or the Property Owner with respect to the presence of Hazardous Materials on the Property or the compliance of the Property with Environmental Laws.
(ii) Except as set forth on Schedule 4.1(h) attached hereto or in the reports listed thereon, the Property Owner is currently, and for the past ten years or such shorter period the Property Owner has owned the Property has been, in compliance with all applicable Environmental Laws in all material respects with respect to the Property.  All past noncompliance by the Property Owner with any such Environmental Laws has been resolved without ongoing material obligations or costs to the Property Owner except as set forth on Schedule 4.1(i) attached hereto or in the reports listed thereon.
(iii) Except as otherwise listed on Schedule 4.1(h) attached hereto or in the reports listed thereon, the Property Owner has not received written notice (A) that the Property Owner or the Property have violated any Law or any judicial or agency interpretation or other requirement of any Authority relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials (collectively, “Environmental Laws”) that remain uncured in whole or in part; or (B) of any alleged, actual or potential responsibility for, or any inquiry or investigation regarding any release or threatened release of any Hazardous Substance from, or other conditions that exist at, the Property or any other real property previously owned or operated by the Property Owner during the time that such properties were owned or operated by the Property Owner that remain uncured in whole or in part.
(iv) Except as otherwise listed on Schedule 4.1(h) attached hereto or in the reports listed thereon, neither such Contributor nor the Property Owner is subject to any order of an Authority related to the Property or any other real property owned or occupied by the Property Owner, nor have such Contributor or the Property Owner received written notice of any Proceeding from any Person against the Property Owner or the Property alleging injury or damage to any Person, property, natural resource or the environment arising from or relating to any release or threatened release of any Hazardous Substances with respect to the Property or any other real property owned by the Property Owner during the time that such properties were owned by the Property Owner that remain uncured in whole or in part.  Except as otherwise listed on Schedule 4.1(h) attached hereto or in the reports listed thereon, neither such Contributor nor the Property Owner has received any written request or information from the United States Environmental Protection Agency or any other public, governmental or quasi-governmental agency or authority with jurisdiction over any Environmental Laws relating to any matter that has not previously been fully cured.
(v) Except as set forth in any environmental or other reports listed on Schedule 4.1(h) attached hereto and to such Contributor’s knowledge, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of in violation of Environmental Law on the Property or other property owned or operated by the Property Owner or, to such Contributor’s knowledge, on any property formerly owned or operated by the Property Owner; and there is no asbestos or asbestos-containing material in or on, or any polychlorinated biphenyls used or stored in or on the Property or other property owned or operated by the Property Owner in violation of any Environmental Law.  To such Contributor’s knowledge, there has been no release, discharge or disposal of Hazardous Materials on or under the Property or other property owned or operated by the Property Owner in violation of Environmental Law that remain uncured in whole or in part.
(i)
Patriot Act.  Neither such Contributor, the Property Owner, nor, to such Contributor’s knowledge, any Person holding any interest in either such Contributor or the Property Owner (whether directly or indirectly) is (i) identified on any Governmental List (as hereinafter defined), or otherwise qualifies as a Prohibited Person (as hereinafter defined) or (ii) in violation of any applicable law, rule or regulation relating to anti‑money laundering or anti‑terrorism, including any applicable law, rule or regulation related to transacting business with Prohibited Persons or the requirements of any Anti‑Terrorism Laws (as hereinafter defined).  As used herein, the term (1) “Anti‑Terrorism Laws” shall mean (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. Law No. 107‑56, 115 Stat. 296 (2001); (b) the International Emergency Economic Powers Act, 50 U.S.C. (1701 et seq. (2003)); and (c) the Trading with the Enemy Act, 50 U.S.C. App. (1 et seq. (2003)) and (d) other similar laws enacted or promulgated of which MacKenzie OP notifies such Contributor prior to the Closing Date; in each case, together with any executive orders, rules or regulations promulgated thereunder, including temporary regulations, all as amended or otherwise modified from time to time; (2) “Governmental List” shall mean (a) the List of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Department of the Treasury Office of Foreign Assets Control from time to time and (b) any other similar list (including any list of Prohibited Persons) promulgated by any Authority from time to time; and (3) “Prohibited Person” shall mean any Person who is (a) designated by the U.S. federal government as a terrorist or as a suspected terrorist, whether on a Governmental List, or otherwise or (b) otherwise subject to trade, anti‑money laundering or anti‑terrorism restrictions under any Anti‑Terrorism Laws.

(j)
Financial Statements.  Schedule 4.1(j) attached hereto contains true, correct and complete copies of the (i) unaudited income, expense and other operating statements as of and for the fiscal period ended December 31, 2019 with respect to the Property and (ii) unaudited balance sheet of the Property Owner as of December 31, 2019 (collectively, the “Financial Statements”).  The Financial Statements have been prepared on an income tax basis consistent with prior periods and are complete, accurate, true and correct in all material respects and in all material respects accurately set forth the results of the operation of the Property for the periods covered.  There are no liabilities or obligations relating to the Property Owner of any nature, whether accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations (a) reflected in the unaudited balance sheet of the Property Owner as of December 31, 2019 or (b) that were incurred since the date of the balance sheet and were normal and recurring expenses incurred in the ordinary course of business and could not reasonably be expected to have a material or adverse effect on the Property Owner.  The assets and liabilities of the Property Owner as of the Closing are accurately represented by the Balance Sheet attached hereto as Exhibit H.

(k)
Taxes.  All Tax or information returns required to be filed on or before the Effective Date by or on behalf of the Property Owner (i) have been filed through the Effective Date or will be filed on or before the date when due in accordance with all applicable Laws, and (ii) are complete and correct.  There is no Action pending or threatened against or with respect to the Property Owner or the Property in respect of any Tax nor is any claim for additional Tax asserted by any Authority against such Contributor, the Property Owner or the Property.  The Property Owner has paid, or caused to be paid, all material federal, state, county, local, foreign, and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, “Taxes”), required to be paid by it, and in accordance with applicable Laws.  No taxing authority is now asserting or, to the knowledge of such Contributor, threatening to assert against the Property Owner any deficiency or claim for additional Taxes.  All real estate Taxes and assessments relating to the Property that are due and payable have been paid.

(l)	Certain Title Matters and Personal Property.
(i) The Property Owner owns good, record and marketable fee simple title to the Property subject only to the Permitted Exceptions.
(ii) The Property Owner does not directly or indirectly, beneficially or legally, own any assets other than the Property.
(iii) The Real Property constitutes all of the real estate properties, directly or indirectly, beneficially or legally, owned or leased by the Property Owner.
(iv) With respect to the Real Property, a policy of title insurance has been issued insuring fee simple title interest held by the Property Owner.  No claim has been made against any such policy and, to such Contributor’s knowledge, each such policy is in full force and effect.
(v) The Property Owner owns and holds good title to, or leases, all personal property necessary to operate the Property in the manner currently operated, free and clear of any Lien, other than any Permitted Exception.
(vi) The Property is owned free and clear of Liens, except for any Permitted Exceptions.
(vii) Neither such Contributor nor the Property Owner has received written notice of any uncured violation of any of the easements, covenants or restrictions affecting the Property, including, without limitation, the Permitted Exceptions and, to such Contributor’s knowledge, no other party is in violation of any such easements, covenants or restrictions.  The Property is not subject to any option or right of first refusal or first opportunity to acquire any interest in the Property or any portion thereof and the Property Owner has not granted to any Person any option or right of first refusal or first opportunity to acquire any interest in the Property.
(m)
Existing Loans.  Schedule 4.1(m) attached hereto lists: (i) all secured Debt presently encumbering the Property (collectively, the “Existing Mortgage Debt”), (ii) all direct or indirect Debt secured by an interest in the Property Owner (“Other Secured Debt”), and (iii) all unsecured Debt of the Property Owner (“Other Unsecured Debt”; and together with the Existing Mortgage Debt and the Other Secured Debt, collectively, the “Existing Loans”) and the outstanding aggregate principal balance of each of the Existing Loans as of the Effective Date.  No breach or default by the Property Owner has occurred and is continuing under any of the Existing Loans.  No event has occurred and is continuing which with the passage of time or the giving of notice (or both) would constitute a breach or default under any of the Existing Loans, nor have such Contributor or Property Owner received or given written notice of a breach or default under any of the documents evidencing any of the Existing Loans, which remains uncured.  The Existing Loans are pre-payable on a voluntary basis by the Property Owner at Closing, and any prepayment penalties related to such prepayments have been paid in full by such Contributor or Property Owner on or prior to the Closing Date.

(n)
Eminent Domain.  There is no existing or, to such Contributor’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would have an adverse effect on the business or operations of the Property.

(o)	Non‑Foreign Status. The Property Owner and such Contributor is a “United States person” (as defined in Section 7701(a)(30) of the Code).
(p)
Employees.  The Property Owner (i) does not have and has never had, any employees at or in connection with the Property for or to which MacKenzie OP (or its designee) shall have any responsibilities or liabilities following the Closing, and (ii) is not a party to any collective bargaining agreement or similar agreement.  The Property Owner does not have any Plans (as that term is defined in the Employee Retirement Income Security Act § 3(3)), of which it is a sponsor or to which it contributes or has contributed or in which it otherwise participates or has participated.

(q)
Bank Accounts.  Schedule 4.1(q) attached hereto sets forth a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Property Owner has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship on behalf of itself and not in its capacity as an agent for another entity, together with a list of all authorized signatories with respect thereto.

(r)
Capitalization.  Schedule 4.1(r) attached hereto sets forth all of the outstanding ownership interests in the Property Owner, including the percentage interest of each owner therein.  All such outstanding ownership interests have been duly authorized, are validly issued, fully paid and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights or other contracts or commitments that could require such Contributor or the Property Owner to issue, sell or otherwise cause to become outstanding any additional ownership interest and there are no equity or benefit plans, relating to the Property Owner, and all such outstanding ownership interests in the Property Owner are without any obligation to restore capital.  The Contributed Interests of such Contributor was offered, issued and sold in compliance in all material respects with all applicable federal and state securities laws and neither such Contributor nor the Property Owner has received or been advised of any notice or allegation to the contrary.

(s)	Title to Interests.
(i) Such Contributor is the owner of record of the Contributed Interests of such Contributor.  The Contributed Interests are, and when delivered by such Contributor to MacKenzie OP (or its designee) pursuant to this Agreement will be, free and clear of any and all Liens, and of any preemptive or other similar rights to subscribe for or to purchase any such membership or other equity interests in the Property Owner.  Such Contributor has full power and authority to transfer such Contributed Interests, free and clear of any Liens and, upon delivery of consideration for such Contributed Interests as herein provided, MacKenzie OP will acquire good title thereto, free and clear of any Liens.
(ii) There are no options, calls, warrants or rights to acquire, or otherwise relating to such Contributed Interests.  The Property Owner has not sold, issued or authorized the issuance of any instrument convertible into or exchangeable for any membership or other equitable interests in the Property Owner.
(t)	Subsidiaries. The Property Owner does not own and has never owned any interest in any other Person.
(u)	Single Purpose. The Property Owner has never engaged in any business other than the ownership and operation of the Property.
(v)
Solvency.  Neither such Contributor nor the Property Owner has: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally, nor, to such Contributor’s knowledge, are any such proceedings threatened against such Contributor or the Property Owner, or contemplated by such Contributor or the Property Owner.  Such Contributor will be solvent immediately following the transfer of such Contributor’s Contributed Interests to MacKenzie OP (or its designee) and the Property Owner will be solvent immediately following the transfer of all of the Contributed Interests to MacKenzie OP (or its designee).

(w)
Accredited Investor.  The Contributors, combined or consolidated with their Affiliates under generally accepted accounting principles, have total assets in excess of $5,000,000, and therefore, meet the definition of an Accredited Investor under Rule 501(a)(3) of Regulation D under the Securities Act.  Each such Contributor understands the risks of, and other considerations relating to, the acquisition of Class A OP Units or REIT Shares (as applicable) (including any securities into which the Class A OP Units may be converted).  Such Contributor by reason of its business and financial experience together with the business and financial experience of those persons, if any, retained by such Contributor to represent or advise such Contributor with respect to such Contributor’s potential investment in Class A OP Units or REIT Shares (as applicable) (including any securities into which the Class A OP Units may be converted):

(i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in MacKenzie OP or MacKenzie REIT and of making an informed investment decision;
(ii) is capable of protecting its own interests or has engaged representatives or advisors to assist it in protecting its interests;
(iii) is capable of bearing the economic risk of such investment; and
(iv) in making its decision to enter into this Agreement, has conducted its own due diligence, has been represented by competent counsel and financial advisors and has not relied on oral or written advice from MacKenzie OP or MacKenzie REIT or their respective Affiliates, representatives, or agents or on representations or warranties of MacKenzie OP and MacKenzie REIT other than those set forth in this Agreement.
(x)
Investment For Own Account.  The Class A OP Units or REIT Shares (as applicable) to be acquired by such Contributor as contemplated hereby, if any, will be acquired for its own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, subject to its right to further distribute such interests pursuant to Section 5.3.

(y)
Access to Information; Review of Documents.  Such Contributor confirms and acknowledges that (i) such Contributor has carefully read and understood this Agreement and each of the Related Agreements, (ii) such Contributor has made such further investigations as such Contributor has deemed appropriate, (iii) neither MacKenzie OP or MacKenzie REIT nor their respective Affiliates nor anyone else on MacKenzie OP or MacKenzie REIT’s behalf has made any representations or warranties of any kind or nature to induce such Contributor to enter into this Agreement except as specifically set forth in Section 4.2, (iv) none of the MacKenzie OP nor MacKenzie REIT or any of their respective Affiliates are acting as fiduciary or financial or investment adviser for such Contributor in connection with its decision to subscribe for Class A OP Units or REIT Shares (as applicable), (v) such Contributor is not relying upon MacKenzie OP or MacKenzie REIT or their respective Affiliates for guidance with respect to tax, legal or other considerations in connection with this prospective investment, (vi) such Contributor has been afforded an opportunity to ask questions of, and receive answers from, MacKenzie OP or MacKenzie REIT, their representatives or persons authorized to act on their behalf, concerning the terms and conditions of the offer and sale of the Class A OP Units or REIT Shares (as applicable), (vii) such Contributor has been afforded access to information about MacKenzie OP and MacKenzie REIT and their respective financial condition and results of operations sufficient to evaluate its potential investment in Class A OP Units or REIT Shares (as applicable) and (viii) such Contributor has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of information otherwise furnished by MacKenzie OP or MacKenzie REIT.

(z)	Unregistered Securities. Such Contributor acknowledges that:
(i) the Class A OP Units or REIT Shares to be acquired by such Contributor hereunder, if any, have not been registered under the Securities Act or state securities laws and have been issued pursuant to a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws;
(ii) MacKenzie OP and MacKenzie REIT’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein;
(iii) the Class A OP Units or REIT Shares, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available;
(iv) there is no public market for such Class A OP Units or REIT Shares and no public market may develop; and
(v) neither MacKenzie OP nor MacKenzie REIT has any obligation to register such Class A OP Units or REIT Shares for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.
Such Contributor hereby acknowledges that because of the restrictions on transfer or assignment of such Class A OP Units or REIT Shares to be issued hereunder, if any, which are set forth in this Agreement and in the MacKenzie OP LP Agreement or Charter (as applicable), such Contributor may have to bear the economic risk of the Class A OP Units or REIT Shares issued hereby, if any, for an indefinite period of time.  Such Contributor also acknowledges that certificates (if any) representing the Class A OP Units or REIT Shares issued to such Contributor hereunder, if any, will bear a legend substantially similar to the following:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.
(aa)
Records.  The Contributor Representative has made available to MacKenzie OP copies of all books of account, minute books and ownership interest books of the Property Owner (if any) and the same are accurate in all material respects.

(bb)	Budget. The Contributor Representative has delivered to MacKenzie OP accurate and complete copies of the budget for the operation of the Property for the fiscal year ending December 31, 2019.
(cc)
Insurance.  The Property Owner has in place public liability, casualty and other insurance coverage with respect to the Property as is commercially reasonable.  The insurance certificates provided by the Contributor Representative to MacKenzie OP (the “Insurance Certificates”) attached hereto as Exhibit F and incorporated herein by reference are true, accurate and complete copies of the certificates of insurance evidencing the Current Insurance Policies, and such certificates evidence all insurance policies held by Property Owner with respect to the Property.  Each of the Current Insurance Policies is in full force and effect and all premiums due and payable thereunder have been fully paid when due and each Current Insurance Policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby or such other terms required by the applicable insurers.  None of the Property Owner, such Contributor and/or any other Person has received from any insurance company any notices of cancellation or intent to cancel the Current Insurance Policies.

(dd)
Tax Status. Such Contributor is, and since its formation always has been, properly classified as a partnership for U.S. federal income tax purposes, and not as an association taxable as a corporation or a publicly traded partnership taxable as a corporation under Section 7704 of the Code.  The Property Owner is currently (and has been since its respective formation) either (a) properly classified as a partnership for U.S. federal income tax purposes or (b) properly treated as disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(ee)
Contributor’s Knowledge.  As used in this Section 4.1, the phrases “knowledge of such Contributor,” “such Contributor’s knowledge” and any similar phrase shall be deemed to include the knowledge of such Contributor in his, her or its individual capacity.

4.2. Representations and Warranties of MacKenzie OP and MacKenzie REIT.  Each of MacKenzie OP and MacKenzie REIT hereby represents and warrants to each Contributor as of the Effective Date, and as of the Closing Date, as follows:
(a)	Existence and Power.
(i) MacKenzie OP has been duly organized, validly existing and in good standing as a Delaware limited partnership.  MacKenzie OP has all power and authority under its organizational documents to enter into this Agreement and the Related Agreements executed by it.
(ii) MacKenzie REIT has been duly organized, validly existing and in good standing as a Maryland corporation.  MacKenzie REIT has all power and authority under its organizational documents to enter into this Agreement and the Related Agreements executed by it.
(b)
Authorization; No Contravention.  Each of MacKenzie OP and MacKenzie REIT’s execution and delivery of this Agreement and the Related Agreements, and the performance of its obligations under this Agreement and the Related Agreements executed by it, shall, by the Closing Date, have been duly authorized by all requisite organizational action, and this Agreement has been, and such Related Agreements shall on the Closing Date have been, duly executed and delivered by each of MacKenzie OP and MacKenzie REIT.  Upon such authorization, none of the foregoing will require any action by or in respect of, or filing with, any Authority or contravene or constitute a default under any provision of applicable Law or any organizational document of each of MacKenzie OP and MacKenzie REIT, except for such filings as may be required pursuant to applicable federal and state securities laws.  This Agreement constitutes and, upon the execution thereof, the Related Agreements executed by each of MacKenzie OP and MacKenzie REIT will constitute the valid and binding obligations of each of MacKenzie OP and MacKenzie REIT enforceable against each of MacKenzie OP and MacKenzie REIT in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.

(c)
Pending Actions.  There is no existing or, to each of MacKenzie OP and MacKenzie REIT’s knowledge, threatened Action of any kind involving each of MacKenzie OP and MacKenzie REIT, any of its assets or the operation of any of the foregoing, which, if determined adversely to MacKenzie OP and MacKenzie REIT or their respective assets, would interfere with each of MacKenzie OP and MacKenzie REIT’s ability to execute or deliver, or perform its obligations under, this Agreement or any of the Related Agreements executed by it.

(d)
Ownership Interests.  The Class A OP Units or REIT Shares to be issued to each Contributor hereunder, as applicable, have been duly authorized for issuance and, upon such issuance, will be validly issued.  There are no restrictions on the transfer of the Class A OP Units REIT Shares to be issued by MacKenzie OP or MacKenzie REIT hereunder, if any, other than those contained in this Agreement, the MacKenzie OP LP Agreement, the Charter, the Related Agreements and those arising from federal and applicable state securities laws.

(e)
Tax Status.  MacKenzie OP is currently and has been since its formation treated as either a partnership or a disregarded entity for U.S. federal income tax purposes, and has not at any time been taxable as a corporation for U.S. federal income tax purposes.

(f)	MacKenzie OP LP Agreement. A true and complete copy of the MacKenzie OP LP Agreement has been provided to each Contributor and such MacKenzie OP LP Agreement is in full force and effect.
Article 5
Covenants
5.1. Lock-Up Period.  Each Contributor, by its execution and delivery of this Agreement, agrees that for a period of six (6) months following the Closing (the “Lock-Up Period”) it may not, in any way or to any extent, without the consent of MacKenzie REIT,  sell, transfer, distribute, assign or otherwise dispose of any or all of the REIT Shares received pursuant to an exercise of the redemption rights in Article 15 of the Mackenzie OP LP Agreement, if any, except for sales to MacKenzie OP or MacKenzie REIT, certain Permitted Transfers pursuant to Section 11.3(A)(5) of the MacKenzie OP LP Agreement, certain redemptions pursuant to Section 15.1 of the Mackenzie OP LP Agreement and distributions by such Contributor to its direct and indirect owners for no consideration; provided that any transferee agrees to remain subject to the same restrictions in this Section 5.1 that apply to such Contributor.
5.2. Cooperation with respect to Closing Deliverables.  MacKenzie OP may, at its sole discretion: (a) seek to obtain one or more ALTA standard coverage owner’s policies of title insurance, together with such additional coverage and endorsements (including, without limitation, a so-called non-imputation endorsement), as MacKenzie OP may require, including extended coverage, in a form and amount satisfactory to MacKenzie OP, insuring fee title to the Property in the Property Owner (each, a “Title Policy”), (b) commission a surveyor of MacKenzie OP’s choice to prepare an update of any existing surveys of the Real Property or one or more new ALTA surveys of the Property (each, a “Survey”), and (c) engage an environmental consultant of MacKenzie OP’s choice to prepare one or more Phase I environmental site assessments of the Property (each, a “Phase I Assessment”) unless a Phase I Assessment has been performed in the past 12 months and the same is provided to MacKenzie prior to Closing.  Each Contributor shall, and shall cause its Affiliates and agents to, cooperate with MacKenzie OP’s obtaining of such Title Policies, non-imputation endorsements, Surveys and Phase I Assessments.
5.3. Subsequent Distribution. Subject to the requirements of this Section 5.3, Addison Corporate has the right to further allocate, apportion and otherwise distribute the Unit Consideration among its class A membership on a pro rata basis, and Addison NC has the right to further allocate, apportion and otherwise distribute the Unit Consideration among its Class A and Class B membership (excluding MacKenzie REIT) on a pro rata basis (or to the extent permitted pursuant to Article 15 of the Mackenzie OP LP Agreement, redeem  such Class A OP Units for REIT Shares and then distribute REIT Shares).  Additionally, subject to the requirements of this Section 5.3, Addison Holdings may transfer 57,162 Units (or REIT Shares to the extent redeemed pursuant to the Mackenzie OP LP Agreement prior to the transfer) to Virtua High Growth Fund III HNW, LLC (“VHGF III HNW”) in exchange for it absolving its unsecured loan to Addison Holdings and Addison NC may transfer 213,952 Units (or REIT Shares to the extent redeemed pursuant to the Mackenzie OP LP Agreement prior to the transfer) to Virtua High Growth Fund II, LLC (“VHGF II”) in exchange for it absolving its unsecured loan to Addison NC, and both VHGF III HNW and VHGF II may immediately distribute such Units (or REIT Shares) to their members.  Any such distribution or transfer described in this Section 5.3 shall not occur to unless and until any such Person who receives a direct interest in MacKenzie OP and/or MacKenzie REIT (as applicable) has delivered to MacKenzie OP and MacKenzie REIT the following:
(a)	a duly executed and completed Accredited Investor Questionnaire in the form attached hereto as Exhibit G that verifies that such transferee is an Accredited Investor;
(b)	a duly executed copy of the MacKenzie OP LP Agreement admitting such Persons receiving Class A OP Units as a limited partner of MacKenzie OP (in the case of the transfer of Units); and
(c)	an agreement from each Person agreeing to and acknowledging the representations and warranties set forth in Sections 4.1(w) – (z) as to such Person in place of “Contributor” or “Contributors.”
In addition to items (a)-(c), in advance of any such distribution or transfer to such Person identified on Exhibit J, such Persons shall deliver to Mackenzie OP and Mackenzie a duly executed and completed Joinder Agreement in the form attached hereto as Exhibit K.
5.4. Survival.  The provisions of this Article 5 shall survive the Closing.
Article 6
Defaults and Remedies
6.1. Waiver of Damages.  Except for the specific remedies set forth in Article 7, each Contributor, MacKenzie OP and MacKenzie REIT each hereby waive any and all rights to consequential or punitive damages against the other party for failure to perform its respective obligations hereunder.
Article 7
Indemnification
7.1. Contributor Indemnification.  Subject to the limitations provided below, from and after the Closing Date, each Contributor agrees to, jointly and severally, indemnify, defend and hold harmless the MacKenzie Indemnified Parties from and against all Losses, which are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of (i) any act, omission, occurrence or event accruing, arising or occurring prior to the Closing Date (except as otherwise set forth in sub‑sections (ii), (iii) or (iv) of this Section), (ii) the breach of any of the representations or warranties of such Contributor, (iii) any breach by such Contributor of its obligations under this Agreement, including any covenant required to be performed by such Contributor pursuant to the terms of this Agreement, or (iv) any claim brought against one or more MacKenzie Indemnified Parties by any Person who directly or indirectly owned an equity interest in the Property Owner prior to the Closing (or another Person on behalf of such Person who directly or indirectly owned an equity interest in the Property Owner prior to the Closing) arising as a result of the transactions contemplated by this Agreement.
7.2. MacKenzie Indemnification.  Subject to the limitations provided below, from and after the Closing Date, each of MacKenzie OP and MacKenzie REIT agrees to indemnify, defend and hold harmless the Contributor Indemnified Parties from and against all Losses, which are incurred or suffered by the Contributor Indemnified Parties based upon, arising out of, in connection with or by reason of (i) the breach of any of the representations or warranties of MacKenzie OP or MacKenzie REIT, or (ii) any breach by MacKenzie OP or MacKenzie REIT of its obligations under this Agreement including any covenant required to be performed by MacKenzie OP or MacKenzie REIT pursuant to the terms of this Agreement.
7.3. Indemnification Procedure.
(a)
In the event that either the MacKenzie Indemnified Parties or the Contributor Indemnified Parties shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 7, the party seeking to be indemnified hereunder (the “Indemnitee”) shall assert a claim for indemnification by written notice (a “Notice”) to the party from whom indemnification is sought (the “Indemnitor”) stating the nature and basis of such claim.  In the case of Losses arising by reason of any third party claim, the Notice shall be given within sixty (60) days of the filing of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby and then only to the extent of such prejudice.

(b)
The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

(c)
In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not, without the consent of the Indemnitee, settle any such claim on terms which do not (A) include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnitee of a release of all liabilities in respect of such claims, and (B) result only in the payment of monetary damages), and (iii) to employ counsel, which counsel shall be reasonably acceptable to the Indemnitee, to contest any such claim or liability in the name of the Indemnitee or otherwise.  In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim; provided, however, that if the defendants in any such action or claim include both the Indemnitee and the Indemnitor and the Indemnitee shall have reasonably concluded that there would be a conflict of interest were the same counsel to represent the Indemnitee and the Indemnitor, the Indemnitee shall be entitled to be represented by separate counsel at the Indemnitor’s expense; provided further, however, that such action or claim shall not be settled without the Indemnitor’s consent, which shall not unreasonably be withheld.  The Indemnitor shall, within thirty (30) days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim.  Until the Indemnitee has received notice of the Indemnitor’s election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim.  If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within thirty (30) days after receipt of the Notice of the Indemnitor’s election to defend such claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such claim.  The expenses of all proceedings, contests or lawsuits in respect of claims for which the Indemnitor would be responsible for indemnifying the Indemnitee if determined adversely to the Indemnitee shall be borne by the Indemnitor and paid by the Indemnitor as incurred promptly after delivery of reasonably detailed invoices therefor.

7.4. Cooperation in Defense.  Each party indemnified under any indemnity contained in this Agreement shall cooperate in all reasonable respects in the defense of the third-party claim pursuant to which the indemnifying party is alleged to have liability.
7.5. Survival.  This Article 7 shall survive Closing.  Subject to the terms of this Section below, all representations and warranties of each Contributor and all Contributors contained in this Agreement shall survive Closing for a period of fifteen (15) months and shall not be merged in any instrument of conveyance except that (i) the Fundamental Representations shall survive the Closing indefinitely, and (ii) the representations and warranties set forth in Section 4.1(l) and Section 4.1(p) shall survive the Closing until ninety (90) days following the applicable statute of limitations period.  All covenants set forth in this Agreement shall survive the Closing indefinitely and shall not be deemed to be merged into or waived by the instruments of Closing.  If a written notice asserting a claim for breach of any such representation or warranty or a claim for indemnification under Section 7.1 or Section 7.2 shall have been given to the indemnifying party prior to the expiration of such representation or warranty or claim under Section 7.1 or Section 7.2, as the case may be, such representation and warranty and any right to indemnification for breach thereof, shall survive, to the extent of such claim only, until such claim is resolved.  Notwithstanding anything to the contrary contained herein, for the purposes of calculating Losses, if such claim relates to a breach of a representation or warranty and such representation or warranty is qualified in any respect by materiality, for the purposes of calculating Losses such materiality qualification will be ignored.  Each Contributor acknowledges that in the event this Agreement requires such Contributor to indemnify the Indemnitees for Losses pursuant to the terms of this Article 7, then without further notice or action, each of MacKenzie OP and MacKenzie REIT shall have the right to, at their option, either (i) require such Contributor to surrender a number of Class A OP Units or REIT Shares (as applicable) held by such Contributor in an amount equal to the total liability of the Contributor under this Article 7 divided by $10.25, (ii) apply the amount of any distributions that such Contributor shall be entitled to by virtue of being a holder of Class A OP Units or REIT Shares with respect to such indemnification obligation, and/or (iii) demand the total liability of such Contributor under this Article 7 as a cash lump sum, and upon such surrender, application and/or payment, as applicable, such Contributor’s obligations to indemnify each of MacKenzie OP or MacKenzie REIT for such Losses shall be deemed satisfied in full.  The amount of cash and/or number of Class A OP Units or REIT Shares (as applicable) that shall be so surrendered, applied and/or paid pursuant to this Section 7.5, if any, shall be determined by each of MacKenzie OP and MacKenzie REIT.
Article 8
Miscellaneous
8.1. Brokers.  Each party to this Agreement represents and warrants that neither it nor any of its Affiliates has had any contact or dealings regarding the Property or any communication in connection with the subject matter of the transactions contemplated by this Agreement, through any real estate broker or other Person who can claim a right to a commission or finder’s fee in connection therewith.
8.2. Marketing.  Each Contributor shall not, and shall cause the Property Owner not to, market the Property or any interest therein for sale during the term of this Agreement or entertain or discuss any offer to purchase or acquire the Property or any interest therein with any Person other than MacKenzie OP and its Affiliates.
8.3. Entire Agreement; No Amendment.  This Agreement and the Related Agreements represent the entire agreement among each of the parties hereto with respect to the subject matter hereof.  It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement.  It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement or the Related Agreements, which together fully express all agreements of the parties hereto as to the subject matter hereof and supersede all such prior agreements and understandings.  This Agreement may not be amended, modified or otherwise altered except by a written agreement approved by MacKenzie OP and the Contributor Representative.  It is agreed that no obligation under this Agreement which by its terms is to be performed or continue to be performed after the Closing and no provision of this Agreement which is expressly to survive the Closing shall merge upon the Closing, but shall survive the Closing.
8.4. Certain Expenses.  The expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Closing shall take place), including, without limitation, all accounting, legal, investigatory and appraisal fees, shall be paid by each party according to the custom of the state where the Property is located.  MacKenzie OP shall be responsible for paying on or before the Closing 100% of any state or county, 100% of any city or local, transfer, documentary or stamp taxes due and payable in connection with the contribution of the Contributed Interests to MacKenzie OP (or its designee) and 100% of the costs and expenses of each Title Policy (if any).
8.5. Tax Covenants.  Each Contributor, MacKenzie OP and MacKenzie REIT shall provide each other with such cooperation and information relating to any of the Class A OP Units, REIT Shares, the Property Owner or the Property as the parties reasonably may request in connection with (i) filing any tax return, amended tax return or claim for Tax refund, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes, or (iv) determining any tax attributes related to the Property, each Contributor or any direct or indirect owners of such Contributor with respect to the ownership of the Class A OP Units and/or REIT Shares.  Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  MacKenzie OP shall promptly notify each Contributor upon receipt by MacKenzie OP or its Affiliates of notice of (A) any pending or threatened tax audits or assessments with respect to the income, properties or operations of any of MacKenzie OP or with respect to the Property Owner or the Property and (B) any pending or threatened federal, state, local or foreign tax audits or assessments of MacKenzie OP or any of its Affiliates, in each case which may affect the liabilities for taxes of such Contributor (or any direct or indirect owners) or Property Owner with respect to any tax period ending before or as a result of the Closing.  Each Contributor shall promptly notify MacKenzie OP in writing upon receipt by such Contributor, Property Owner, or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of MacKenzie OP, the Property Owner, or with respect to the Property.  Each Contributor and MacKenzie OP shall retain all tax returns, schedules and work papers with respect to MacKenzie OP, the Property Owner, and the Property, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.  This Section 8.5 shall survive the Closing.
8.6. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), (b) delivered by reputable overnight courier (any notice or communication so delivered being deemed to have been received at the time delivered), (c) sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two Business Days after mailing in the United States), or (d) transmitted via e-mail (any notice or communication so delivered being deemed to have been received at the time transmitted, and provided that any notice sent by e-mail shall also be delivered reputable overnight courier within one (1) Business Day after transmission of the applicable e-mail), with any failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, and addressed as follows (or to such other address as the applicable party may from time to time specify in writing to the other parties in the manner described above):
If to the Addison Member, Addison Holdings, Addison Corporate or Contributor Representative, to:
Virtua Partners LLC
17470 North Pacesetter Way
Scottsdale, AZ 85255
Attention:  Quynh Palomino
E-mail: quinn@virtuapartners.com

with copies to:

Virtua Partners LLC
17470 North Pacesetter Way
Scottsdale, AZ 85255
Attention:  Bret Maidman, General Counsel
E-mail: bret@virtuapartners.com

Dioguardi Law Firm
24654 North Lake Pleasant Parkway, Suite 103-630
Peoria, AZ 85383
Attention:  Mark Dioguardi
E-mail:  mark@diolaw.com

If to the Addison NC, to:
Vantage Point Consulting, LLC
17242 West Watkins Street
Goodyear, AZ 85338
Attention:  Kathleen Robinson
E-mail: kathy@vpointconsulting.com

with copies to:

Virtua Partners LLC
17470 North Pacesetter Way
Scottsdale, AZ 85255
Attention:  Bret Maidman, General Counsel
E-mail: bret@virtuapartners.com

Dioguardi Law Firm
24654 North Lake Pleasant Parkway, Suite 103-630
Peoria, AZ 85383
Attention:  Mark Dioguardi
E-mail:  mark@diolaw.com

If to MacKenzie OP or MacKenzie REIT, to:
MacKenzie
89 Davis Road, Suite 100
Orinda, CA 94563
Attn: Chip Patterson, General Counsel
E-mail: chip@mackenziecapital.com

with a copy to:

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Attention:  Steven F. Carman, Esq.
E-mail: steve.carman@huschblackwell.com

8.7. No Assignment.  Except as provided in this Section below, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party.
8.8. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the choice of law provisions thereof.
8.9. Multiple Counterparts.  This Agreement may be executed in multiple counterparts.  If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or electronic mail PDF copies of counterparts of the signature pages.
8.10. Further Assurances.  From and after the Effective Date and after the Closing, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other party and are reasonably necessary to provide to the respective parties hereto the benefits intended to be afforded hereby, including, without limitation, all books and records relating to the Property.
8.11. Miscellaneous.  Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate.  The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement.  The words “hereof” and “herein” refer to this entire Agreement and not merely the Section in which such words appear.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  The Exhibits and Schedules attached hereto are hereby incorporated herein and shall be deemed a part of this Agreement.
8.12. Invalid Provisions.  If any provision of this Agreement (except the provision relating to each Contributor’s obligation to contribute such Contributor’s Contributed Interests or MacKenzie OP or MacKenzie REIT’s obligation to issue the Class A OP Units and/or REIT Shares (as applicable) to each Contributor pursuant to Section 2.1, the invalidity of any of which shall cause this Agreement to be null and void) is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
8.13. Confidentiality; Publicity.
(a)
Each party agrees to maintain in confidence through the Closing, and each Contributor agrees to maintain in confidence following the Closing, in each case unless otherwise required by applicable Law, reporting requirements or accounting or auditing standards, all materials and information received from the other party or otherwise regarding the Property Owner, the Property and the other matters which are the subject of this Agreement (“Confidential Information”).  Each Contributor, MacKenzie OP and MacKenzie REIT agree that, prior to the Closing Date, neither of them, without the prior written consent of the other party hereto, shall publicly or privately reveal any information relating to the existence or terms and conditions of the transactions contemplated hereby, except as permitted below in this Section 8.13.

(b)
The parties agree that nothing in this Section 8.13 shall prevent each Contributor, MacKenzie OP or MacKenzie REIT from disclosing or accessing any Confidential Information under this Section (i) in connection with the enforcement of a party’s rights hereunder, (ii) pursuant to any legal requirement in connection with the issuance or transfer of securities by MacKenzie OP or MacKenzie REIT, including, without limitation, federal or state securities laws, any reporting requirement or any accounting or auditing standard, or (iii) as may otherwise be required by U.S. federal securities laws.  Each Contributor, MacKenzie OP and MacKenzie REIT further agree that nothing in this Section 8.13 shall prevent the other of them from disclosing any Confidential Information to its respective Affiliates, owners, employees, counsel, lenders, and agents (collectively, “Representatives”) to the extent reasonably necessary to complete the transactions contemplated hereby; provided that the disclosing party informs its Representatives of the confidential nature of the Confidential Information and remains responsible for enforcing the terms of this Section as to such Representatives.

(c)
Following the Closing, subject to the MacKenzie OP LP Agreement or Charter, MacKenzie OP and MacKenzie REIT shall have the sole right to determine the form, timing and substance of, and to issue, all public disclosures concerning the transactions contemplated by this Agreement.

(d)
Upon the termination of this Agreement for any reason, each party will (i) promptly deliver to each other party all Confidential Information furnished by such other party or its Representatives, together with all copies and summaries thereof in its possession or under its control or the possession or control of its Representatives, and (ii) destroy all materials it or its Representatives have generated that include or refer to any part of the Confidential Information, without retaining a copy of any such material, and confirm such destruction in writing (including a list of the destroyed materials).

(e)
Because an award of money damages would be inadequate for any breach of this Section 8.13 by a party or its Representatives and any such breach would cause the other party irreparable harm, each party agrees that, in the event of any breach or threatened breach of this Section 8.13, such other party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance and shall be entitled to recover all of its costs and expenses (including reasonable attorney fees) in enforcing this Section 8.13.

(f)	This Section 8.13 shall survive the Closing.
8.14. Time of Essence.  Time is of the essence with respect to this Agreement.
8.15. Attorneys’ Fees.  If this Agreement or the transactions contemplated herein gives rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other judgment of the court or arbitrator(s).
8.16. Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party(ies) against any other party(ies) on any matter arising out of or in any way connected with this agreement or the relationship of the parties created hereunder.
8.17. Next Business Day.  If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.

[Remainder of page intentionally left blank.]
IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as an instrument under seal as of the Effective Date.
MacKenzie OP
MacKenzie Realty Operating Partnership, LP,
a Delaware limited partnership
By:	MacKenzie Realty Capital, Inc., a Maryland corporation, its general partner
By:
Name: Chip Patterson
Title:  Authorized Person
MacKenzie REIT
MacKenzie Realty Capital, Inc., a Maryland corporation
By:
Name: Chip Patterson
Title:  Authorized Person

[Signatures continue on the following page(s).]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as an instrument under seal as of the Effective Date.
Addison Member
Addison Property Member, LLC, a Delaware limited liability company
By: Addison Holdings, LLC, an Arizona limited liability company, its Manager
By: Virtua Addison Manager, LLC, an Arizona limited liability company, its Manager
By:	Virtua Partners LLC, an Arizona limited liability company, its Sole Managing Member

By:
Name:
Its:

Addison Holdings

Addison Holdings, LLC, an Arizona limited liability company
By: Virtua Addison Manager, LLC, an Arizona limited liability company, its Manager
By:	Virtua Partners LLC, an Arizona limited liability company, its Sole Managing Member

By:
Name:
Its:

Addison NC

Addison NC, LLC, an Arizona limited liability company
By:	Vantage Point Consulting, LLC, an Arizona limited liability company, its Manager

By:
Kathleen Robinson, Sole Managing Member

[Signatures continue on the following page(s).]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as an instrument under seal as of the Effective Date.

Addison Corporate

Addison Corporate Center, LLC, an Arizona limited liability company
By: Virtua Partners LLC, an Arizona limited liability company, its Manager

By:
Name:
Its:

Contributor Representative

Virtua Partners LLC, an Arizona limited liability company

By:
Name:
Its:

List of Exhibits and Schedules
Exhibit A – List of Contributors
Exhibit B – Legal Description of the Land
Exhibit C – Permitted Exceptions
Exhibit D – Form of Contributed Interest Assignment
Exhibit E-1 – Form of FIRPTA Certificate
Exhibit E-2 – Form W-9
Exhibit F – Certificates of Insurance
Exhibit G – Accredited Investor Questionnaire
Exhibit H – Balance Sheet
Exhibit I – Guaranty
Exhibit J – Parties to Joinder Agreement
Exhibit K – Form of Joinder Agreement

Schedule 4.1(c) – Requisite Authorizations, Approvals or Consents
Schedule 4.1(e) – List of Contracts
Schedule 4.1(h) – List of Reports relating to Hazardous Materials or Environmental Laws
Schedule 4.1(i) – List of Ongoing Material Obligations or Costs relating to Compliance with Environmental Laws
Schedule 4.1(j) – Financial Statements
Schedule 4.1(m) – List of Existing Loans
Schedule 4.1(q) – List of Banks
Schedule 4.1(r) – List of Ownership Interests in Property Owner

EXHIBIT A TO CONTRIBUTION AGREEMENT
List of Contributors

Addison Property Member, LLC, a Delaware limited liability company (“Addison Member”)

Addison Holdings, LLC, an Arizona limited liability company (“Addison Holdings”)

Addison NC, LLC, an Arizona limited liability company (“Addison NC”)

Addison Corporate Center, LLC, an Arizona limited liability company (“Addison Corporate”)

EXHIBIT B TO CONTRIBUTION AGREEMENT
Legal Description of the Land
All those certain pieces or parcels of land, with the buildings and improvements thereon, situated in the Town of Windsor, County of Hartford and State of Connecticut and being more particularly bounded and described as follows:

Parcel 1B - (176 Addison Road):

Beginning at a point on the southerly street line of Pigeon Hill Road, said point being the northwesterly corner of land N/F James & Josephine Durkin and the northeasterly corner of land herein described; being further bounded and described as follows:

Thence, S01-33-55W a distance of 726.23 feet to a point;

Thence, S55-17-05E a distance of 287.20 feet to a point;

Thence, S53-28-05E a distance of 375.50 feet to a point;

Thence, S26-54-55W a distance of 1471.00 feet to a point;

Thence, N49-22-05W a distance of 291.00 feet to a point;

Thence, N49-22-05W a distance of 96.53 feet to the point;

Thence; on a curve to the left whose radius is 865.29 feet, delta is 26-16-38, and length is 396.84 feet to a point;

Thence, N11-22-20W a distance of 1425.57 feet to a point;

Thence, on a curve to the right whose radius of 737.68 feet, delta is 11-12-13, and length is 144.25 feet to a point;

Thence, on a curve to the right whose radius is 40.00 feet, delta is 79-21-28, and length is 55.40 feet to a point;

Thence, on a curve to the right whose radius is 4649.87 feet, delta is 1-53-38, and length is 153.70 feet to a point;

Thence, on a curve to the left whose radius is 1797.19 feet, delta is 09-38-45, and length is 302.56 feet to a point;

Thence, N81-08-59E a distance of 18.81 feet to a point;

Thence, on a curve to the left whose radius is 415 feet, delta is 10-30-00, and length is 76.05 feet to a point;

Thence, N65-18-10E a distance of 173.69 feet to the Point and Place of Beginning.

Parcel 2 - (615 Pigeon Hill Road):

Beginning at a point along the South street line of Pigeon Hill Road at the Northwest corner of parcel 1A and the Northeast corner of property herein described; being further bounded and described as follows:

Thence, S10-45-35E a distance of 161.39 feet to a point;

Thence, S11-50-35E a distance of 254.00 feet to a point;

Thence, N82-42-05W a distance of 86.40 feet to a point;

Thence, N56-46-41W a distance of 368.78 feet to a point;

Thence, N57-12-34E a distance of 241.97 feet to a point;

Thence, on a curve to the right whose radius is 1371.06 feet, delta is 05-14-52, and length is 125.57 feet to the Point and Place of Beginning.

Parcel 1A - (175 Addison Road):

Beginning at a point along the South street line of Pigeon Hill Road, said point being at the Northeast corner of Parcel 2 and the Northwest corner of property herein described being further bounded and described as follows:

Thence, on a curve to the right whose radius is 1371.06 feet, delta is 12-50-05 and length is 307.13 feet to a point;

Thence, N75-17-30E a distance of 354.12 feet to a point;

Thence on a curve to the right whose radius is 4649.87 feet, delta is 2-19-32, and length is 188.74 feet to a point;

Thence, on a curve to the right whose radius is 40.00 feet, delta is 48-02-11, and length is 33.54 feet to a point;

Thence, S11-22-20E a distance of 1587.92 feet to a point;

Thence on a curve to the right whose radius is 805.29 feet, delta is 48-45-26, and length is 685.28 feet to a point;

Thence, N49-38-35W a distance of 824.91 feet to a point;

Thence, N48-56-35W a distance of 277.20 feet to the point;

Thence, N00-48-55E a distance of 510.50 feet to a point;

Thence, N10-50-08W a distance of 334.57 feet to a point;

Thence, N82-42-05W a distance of 32.00 feet to a point;

Thence, N11-50-35W a distance of 254.00 feet to a point;

Thence, N10-45-35W a distance of 161.39 feet to the Point and Place of Beginning.

EXHIBIT D TO CONTRIBUTION AGREEMENT
Form of Contributed Interest Assignment
ASSIGNMENT OF MEMBERSHIP INTEREST IN ADDISON PROPERTY OWNER, LLC

Effective Date: __________________, 2020	County, State: New Castle, Delaware
ASSIGNOR: Addison Property Member, LLC 17470 North Pacesetter Way Scottsdale, Arizona 85255	ASSIGNEE: MacKenzie Realty Operating Partnership, LP ATTN: Chip Patterson, General Counsel 89 Davis Road, Suite 100 Orinda, California 94563

This Assignment of Membership Interest (this “Assignment”) relates to Addison Property Owner, LLC, a Delaware limited liability company (the “LLC”), which is governed by that certain Operating Agreement dated October 28, 2016 (as may be amended from time to time, the “Agreement”).  Capitalized terms used, but not otherwise defined, herein will have the meanings ascribed to such terms with the Agreement.
Assignor hereby represents and warrants to Assignee that Assignor: is a member of the LLC; owns 100% of the issued and outstanding limited liability company interests in the LLC (the “Membership Interest”); has not previously assigned, hypothecated or in any way encumbered the Membership Interest; and has the full power and authority to execute this Assignment and make the transfers contemplated hereby.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee all of the Membership Interest.  By executing this Assignment, Assignee hereby agrees to: accept such assignment of the Membership Interest; assume all obligations of Assignor under the Agreement arising on or after the Effective Date hereof; and to be bound by all of the terms of, and to undertake all of the obligations of Assignor under, the Agreement arising on or after the Effective Date hereof.
Notwithstanding any provision in the Agreement to the contrary, contemporaneously with the assignment herein, Assignee is hereby admitted to the LLC as a substitute member of the LLC and will continue the LLC without dissolution.  Notwithstanding any provision in the Agreement to the contrary, effective immediately following the admission of Assignee as a substitute member of the LLC, Assignor hereby resigns from the LLC as a member thereof.
This Assignment may be executed in any number of counterparts as may be deemed convenient or necessary, which when assembled together will constitute one agreement. Facsimile copies and electronic copies (e.g. .PDFs) of executed signatures to this Assignment, as well as electronic signatures made in compliance with the Electronic Signatures in Global and National Commerce Act (ESIGN) and the Uniform Electronic Transactions Act (UETA) (e.g. DocuSign), will be accepted with the same force and effect as original signatures hereto.  This Assignment will be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflict of laws principles thereof), all rights and remedies to be governed by said laws.
IN WITNESS WHEREOF, the parties have executed this Assignment of Membership Interest in Addison Property Owner, LLC as of the above Effective Date.

ASSIGNOR:
Addison Property Member, LLC, a Delaware limited liability company
By: Addison Holdings, LLC, an Arizona limited liability company, its Manager
By: Virtua Addison Manager, LLC, an Arizona limited liability company, its Manager
By:	Virtua Partners LLC, an Arizona limited liability company, its Sole Managing Member

By:
Name:
Its:

ASSIGNEE:
MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership

By:	MacKenzie Realty Capital, Inc., a Maryland corporation, its General Partner

By:
Name:
Its: